Exhibit 99.1

PRESS RELEASE	Bill Foust	Pete Thompson
	(770) 569-4203	(770) 569-4277

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. ANNOUNCES REORGANIZATION PROJECT AT ITS
LARGEST FRENCH PAPER MILL

Alpharetta, GA, September 11, 2009.  Schweitzer-Mauduit International, Inc. (NYSE: SWM) announced today a reorganization of its largest French paper mill, Papeteries de Mauduit SAS (“PDM”), including plans to reduce employee levels in 2010.

On September 10, employees at PDM, located in Quimperlé, France were notified of the initiation of consultations with the unions and the Work’s Council regarding intended reductions of employment levels by 106 people, or 15% of the current workforce.  Meetings with the unions and the Work’s Council must be completed before the amount of the restructuring expenses, timing and ongoing benefits of the changes can be definitively known.  However, cash severance  expenses associated with this action are expected to total approximately $14 million through the planned completion of the actions in the second quarter of 2010 and result in annual pre-tax savings of approximately $8 million, or $0.36 per share, with roughly half of this savings to be realized during 2010.

Restructuring expenses associated with this action will be recorded beginning in the third quarter of 2009 in accordance with applicable U.S. GAAP accounting standards and continue to be recorded through the expected second quarter 2010 completion of the staff reductions.  Financing of the approximate $14 million in projected cash severance expenses, which are expected to be paid by the end of 2011, can be fully secured through internally generated funds and Schweitzer-Mauduit’s existing bank credit facilities.

Mr. Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer, commented that, “The action at PDM being announced today brings nearer to completion the strategy to transform our base tobacco-related paper business to be more competitive. The expected reduction in employment levels at PDM, although regrettable in terms of the impact on the employees and communities affected, further advances this strategy and highlights our resolve to adjust the levels of our operations and the supporting overhead structure to achieve this more competitive position.  The contemplated reduction of PDM employment levels, primarily among general staff, is made possible by the installation of an enterprise resource planning computer system as well as the now nearly concluded closure of the Malaucène finished tipping facility, both of which reduce administrative requirements.  Following completion of the proposed actions, we anticipate PDM will achieve competitive cost parity among western European-based cigarette paper mills and thus better ensure its long-term viability.

“To minimize the number of involuntary severances at PDM, we will first implement a plan for voluntary terminations and offer certain benefits to assist employees in finding new employment opportunities through training or other assistance.  With today’s announcement, SWM is now near the end of the five-year long restructuring of its base paper operations.

“No further restructuring actions are currently planned in our French operations.  For SWM as a whole, we will continuously adjust our paper machine schedules to optimize efficiency and cost in response to changes in market demands and anticipate this will at most result in the idling of one higher cost paper machine between now and early 2010.  We will continue to provide updates about any further restructuring actions as decisions are made.”

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for other applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,100 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada and a joint venture in China.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

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As a result of excess capacity in the tobacco-related papers industry, competitive levels of selling prices for certain of our products are not sufficient to cover those costs with a margin that we consider reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment and employee severance expenses associated with downsizing activities.  Management continually evaluates how to operate our production facilities more effectively given reduced production volumes.  We will continue to disclose any such actions as they are announced to affected employees or otherwise certain and provide updates to any previously disclosed expenses associated with such actions.

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Estimates of the timing and amounts of expenses to be incurred, payments of such expenses and expected savings to be achieved as a result of the announced action may be impacted by many factors and thus are subject to change.  Furthermore, restructuring activities can result in labor actions or other disruptions and temporary inefficiencies at the affected facilities and at other facilities owned and operated by the Company in the form of sympathy actions, all of which can affect operating results and the costs associated with the restructuring activity.

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In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked.  Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2008.

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